SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                         Back Bay Restaurant Group, Inc.
             (Exact name of registrant as specified in its charter)


Delaware                               000-19810               04-2812651
State or other                       (Commission            (I.R.S. Employer)
jurisdiction of incorporation         File Number)       Identification Number)
or organization)


                 284 Newbury Street, Boston, Massachusetts 02115
                    (Address of principal executive offices)


                                 (617) 536-2800
              (Registrant's telephone number, including area code)


                     Common Stock, par value $0.01per share
            (Title of each class of securities covered by this form)


                                       N/A
                   (Titles of all other classes of securities
      for which a duty to file reports under Section 13(a) or 15(d) remains

Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

[X] Rule 12g-4(a)(1)(i)    [ ] Rule 12g-4(a)(2)(ii)    [ ] Rule 12h-3(b)(2)(i)
[ ] Rule 12g-4(a)(1)(ii)   [ ] Rule 12h-3(b)(1)(i)     [ ] Rule 12h-3(b)(2)(ii)
[ ] Rule 12g-4(a)(2)(i)     [ ] Rule 12h-3(b)(1)(ii)   [ ] Rule 15d-6

Approximate number of holders of record as of the certification or notice date:
Common Stock: 5

Pursuant to the  requirements of the Securities  Exchange Act of 1934, Back
Bay   Restaurant    Group,    Inc.    Incorporated    has   duly   caused   this
Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                          BACK BAY RESTAURANT GROUP, INC.



April 5, 1999                             /s/Francis P. Bissaillon
                                          ----------------------------

                                          Francis P. Bissaillon
                                          Executive Vice President, Chief
                                          Financial Officer and Secretary